Exhibit 10.35

FIFTH AMENDMENT

TO

THE TRAVELERS SEVERANCE PLAN

(Effective April 1, 2004)

The Travelers Severance Plan (Effective April 1, 2004) is hereby amended as follows:

I.

Effective January 1, 2009, Section II.7 is amended to read as follows:

II.7                     “Specified Employee” means an Employee who at any time during the twelve-month period ending on the identification date was a “key employee” as defined under Code § 416(i) (applied in accordance with the regulations thereunder, but without regard to paragraph (5) thereof).

The Company may adopt a Specified Employee Identification Policy which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying Specified Employees, and which may include an alternative method of identifying Specified Employees consistent with the regulations under Code § 409A.  In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an Employee who satisfies the above conditions will be considered to be a “Specified Employee” from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying Specified Employees will be determined and applied in accordance with the defaults specified in the regulations under Code § 409A.  Any Specified Employee Identification Policy will apply uniformly to all plans and arrangements subject to Code § 409A that are maintained by the Company or an Affiliate.

II.

Effective January 1, 2008, the third sentence of Section II.9 is amended to read as follows:

An Employee who is on a disability leave at the time of a RIF will be treated as having had a Termination of Employment due to a RIF if either (a) the date of the Employee’s Termination of Employment due to RIF is established in a Written Notice of Termination that was provided to the Employee prior to the start of the disability leave, or (b) (i) the Employee recovers from his/her disability and provides the Employer with written notice of his/her intent to return to work for the Company or an Affiliate, along with a physician’s  certification that the Employee is able to return to work, prior to his/her Termination of Employment (both the notice must be given, and the Employee must be able to return to work, prior to Termination of Employment), and (ii) the Employee does not receive an Offer of Continued Employment by the Company or an Affiliate within sixty (60) days after the date the Employer receives written notice of the Employee’s intent to return to work.

III.

Effective January 1, 2009, Section II.14 is amended to add the following to the end of that section:

Notwithstanding the foregoing, an Employee will not experience a Termination of Employment unless the termination of the employment relationship also qualifies as a “separation from service” under Section 409A of the Code.

IV.

Effective January 1, 2008, Section III.1 is amended by substituting the phrase “the applicable Severance Payment Schedule” for the phrase “Schedule A” each place the latter appears therein.

V.

Effective January 1, 2008, the first sentence of Section III.8 is amended to read as follows:

Notwithstanding the foregoing provisions of this Article III or the provisions of any Severance Payment Schedule to the contrary, an Employer may, in its sole discretion exercised prior to an Employee’s Termination of Employment, provide severance benefits less than or in excess of the Severance Benefits, if any, otherwise payable under this Plan to an Employee who has a Termination of Employment.

VI.

Effective January 1, 2009, Section III.9 is amended to read as follows:

III.9                        Statutory or Other Severance Pay Benefits:  If any Employee is entitled to a statutory severance benefit pursuant to federal, state, local or other applicable law on account of Employee’s Termination of Employment, the severance pay benefit under this Plan shall be reduced by the amount of such statutory or other severance benefit.  Further, if any Employee is entitled to any amounts payable pursuant to any other plan, policy of, or agreement with, the Company on account of Employee’s Termination of Employment, the severance pay benefit under this Plan may be reduced by the amount of such other severance benefit to the extent so provided in the documents governs such other severance benefit.

VII.

Effective January 1, 2008, the following new Section III.10 is added:

III.10                 Employment With Another Employer:  If, after being informed of his/her Termination of Employment, an Employee becomes employed with an employer that is not the Company or an Affiliate, the Employer has the right to terminate the Employee immediately and accelerate the Employee’s date of Termination of Employment, even if the Employee has already executed his/her Waiver and Release.  Where the Employer invokes this right, the Employee will be provided with an accelerated Termination of Employment date and will be removed from the payroll and the Employer’s benefit plans as of the new, earlier Termination of Employment date.  In addition, the Employee’s Severance Benefits may, at the discretion of the Employer, be determined by reference to the earlier Termination of Employment date.

VIII.

Effective January 1, 2009, Severance Payment Schedule A is amended in its entirety to read as provided in the Severance Payment Schedule A attached to this document.

IX.

Effective January 1, 2008, the second paragraph of Severance Payment Schedule B is amended to read as follows:

For purposes of this Schedule B, “total monthly cash compensation” equals one twelfth (1/12) of the Employee’s annual base salary in effect at the time of his/her Termination of Employment plus one twelfth (1/12) of  the Employee’s “average bonus.”  An Employee’s “average bonus” for this purpose is calculated by reference to the bonus, if any, he/she received for the two annual bonus periods that ended with or immediately prior to the Employee’s Termination of Employment under the annual incentive cash bonus plan of the Company.  If the Employee was eligible to receive a bonus for both of such bonus periods, then his/her “average bonus” is the sum of the bonuses received for such bonus periods (which may be zero if he/she did not receive a bonus for either such period) divided by two. If the Employee was eligible to receive a bonus for only one bonus period (for example, because he/she was recently employed), then his/her “average bonus” equals the amount of the bonus received for such bonus period (which may be zero if he/she did not receive a bonus for such period).   If the Employee was not eligible to receive a bonus for either of such bonus periods, then his/her “average bonus” is zero.

X.

Effective January 1, 2009, Section III of Severance Payment Schedule B (and the flush language following that section) is amended in its entirety to read as follows:

III.                               This Section III of Schedule B applies to Terminations of Employment due to RIF by Employees who are Vice Presidents.

The Employee will be eligible to receive a Severance Benefit in an amount equal to the number of months specified in the chart below (determined based on his/her Years of Service at Termination of Employment) multiplied by his/her total monthly cash compensation:

	Years of Service
	Less than 5	5 but less than 10	10 or more
Months of Severance Benefit	6	9	12

The Severance Benefit will be paid as follows:

A.                                   In the case of an Employee who is not a Specified Employee, such Employee’s Severance Benefit will be paid as follows:

i.                                         The Employee will receive a monthly amount (paid in accordance with the Company’s payroll practices) equal to one twelfth (1/12) of his/her annual base salary in effect at the time of his/her Termination of Employment.  Periodic payments (paid in accordance with the Company’s payroll practices) will begin as soon as reasonably practicable following the date on which the Employee has a Termination of Employment due to a RIF, but in no event later than ninety (90) days after Termination of Employment.  However, no periodic payments will be made prior to the expiration of the period for cancellation of the Waiver and Release (as described in the Waiver and Release).  Such payments will continue until the total payments to the Employee equal the full Severance Benefit calculated above (with the final payment being equal to the full Severance Benefit minus all prior monthly payments) or until twelve (12) monthly payments have been made, whichever occurs first.

ii.                                      If a Severance Benefit remains after the monthly payments have been made under i., then, on the first day of the month following the last such monthly payment, the Employee will receive a single lump-sum payment equal to his/her total Severance Benefit calculated above, reduced by the previous payments to the Employee made under i.

B.                                    In the case of an Employee who is a Specified Employee, such Employee’s Severance Benefit will be paid as follows:

i.                                        No amount will be paid until the first day of the seventh month following the Employee’s Termination of Employment.

ii.                                     On the first day of the seventh month following the Employee’s Termination of Employment, or as soon as administratively practicable thereafter, the Employee will receive a single lump-sum payment equal to one-half of his/her annual base salary in effect at Termination of Employment.

iii.                                  Starting with the seventh month following the Employee’s Termination of Employment, the Employee will receive a monthly amount (paid in accordance with the Company’s payroll practices) equal to one twelfth (1/12) of his/her annual base salary in effect at the time of his/her Termination of Employment. Such payments will continue until the total payments to the Employee made under ii. and iii. equal the full Severance Benefit calculated above (with the final payment being equal to the full Severance Benefit minus all prior payments made under ii. or iii.) or until six (6) monthly payments have been paid, whichever occurs first.

iv.                                 If a Severance Benefit remains after the payments have been made under ii. and iii., then, on the first day of the month following the last such monthly payment, the Employee will receive a single lump-sum payment equal to his/her total Severance Benefit calculated above, reduced by the previous payments to the Employee made under ii and iii.

The cash severance benefits provided under this Severance Payment Schedule B are intended to meet the requirements of paragraph (2), (3) and (4) of Code § 409A(a), and the terms and provisions of the Plan applicable to the Employees covered by this Severance Payment Schedule B should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code § 409A.

**** **** **** **** **** ****

Executed this 22nd day of December, 2008.

THE TRAVELERS COMPANIES, INC.

By:	/s/ John P. Clifford, Jr.
John P. Clifford, Jr.
Executive Vice President – Human Resources

THE TRAVELERS SEVERANCE PLAN

(effective April 1, 2004)

Severance Payment Schedule A

Effective For Terminations From

The Travelers Companies

This Schedule A applies to Terminations of Employment due to a Reduction in Force (“RIF”).  Except as otherwise expressly provided in this Schedule A, in order to be eligible for the Severance Benefits detailed below, the Employee must first execute a Waiver and Release of all claims against the Employer in the form provided to the Employee by the Employer.

It is the intention of the Company that the benefits provided under this Schedule A qualify for certain exceptions from coverage under Code Section 409A (and the regulations or other applicable guidance thereunder), such as the exception for “short-term deferrals”, “involuntary separation pay plans” and the payment of “reasonable outplacement and moving expenses, and the provisions of this Schedule A should be interpreted consistent with that intent.”

I.                                         Amount of Severance Benefit

The Employee will be eligible to receive a Severance Benefit in an amount equal to two (2) weeks of his/her base salary as of the date of Termination of Employment for each full Year of Service, with a minimum payment equal to four (4) weeks of base salary and a maximum payment equal to fifty-two (52) weeks of base salary.  However, in no event will an Employee’s Severance Benefit exceed two times the lesser of (i) the Employee’s annualized compensation for the calendar year immediately preceding the calendar year of his or her Termination of Employment; or (ii) the maximum amount that may be taken into account under a qualified pension plan under Code Section 401(a)(17) for the year of his or her Termination of Employment

The Employee will receive this Severance Benefit in periodic payments (paid in accordance with the Company’s payroll practices) beginning as soon as reasonably practicable following the date on which the Employee has a Termination of Employment due to a RIF.  However, no periodic payments will be made prior to the expiration of the period for cancellation of the Waiver and Release (as described in the Waiver and Release).  For certainty under Code Section 409A, in all cases the Severance Benefit will be paid in full by the end of the second calendar year following the calendar year of the Employee’s Termination of Employment).

If the Employee is re-employed by the Company or an Affiliate at a date subsequent to the start of payment of Severance Benefits under this Schedule, as a condition of re-employment, any payments outstanding under the terms of this Plan will cease.

Notwithstanding the above, the Severance Benefit payable to any Employee covered by Schedule B will be determined under Schedule B, subject to possible reduction under Section II of this Schedule A, and with the additional benefits described in Sections III and IV of this Schedule A.

II.                                     Possible Reduction in Severance Benefits and Adjustment in Separation Date

If, after being informed of his/her Termination of Employment, an Employee engages in insubordinate conduct, is disruptive in the workplace, engages in conduct that otherwise damages the morale of his/her work unit or the office as a whole, produces a significantly or consistently inferior work product or abandons his/her job by taking repeated unapproved absences, the Employer has the right to terminate the Employee immediately and accelerate the Employee’s date of Termination of Employment, even if the Employee has already executed his/her Waiver and Release.  Where the Employer invokes this right, the Employee will be provided with an accelerated Termination of Employment date and will be removed from the payroll and the Employer’s benefit plans as of the new, earlier Termination of Employment date.  In addition, the Employer will have the right to reduce the Employee’s Severance Benefits consistent with the earlier Termination of Employment date and, depending on the seriousness of the performance issues, the Employer may also terminate entitlement to Severance Benefits.

If, after being informed of his/her Termination of Employment, an Employee accelerates his/her Termination of Employment date due to death or Voluntary Termination, the Employer will have the right to reduce the Employee’s Severance Benefits consistent with the earlier Termination of Employment date. The Employer also will have the right to terminate entitlement to Severance Benefits entirely, except in the case where the Employee executes a Waiver and Release and then has a Termination of Employment due to death.

III.                                 Relocation

An Employee who has relocated to his/her current work site at the request of the Employer or as part of an initial Offer of Employment and who, within twenty-four (24) months of such relocation, or, in the case of an initial Offer of Employment, within twenty-four (24) months of such Offer of Employment, has a Termination of Employment due to a RIF, will receive relocation benefits corresponding to the current Travelers’ employee relocation plan that is closest to the plan originally provided to Employee if: (i) the Employee relocates within three (3) months of the date of Termination of Employment; and (ii) in the latest relocation, the Employee moves to a primary residence in one of the forty-eight (48) contiguous states within the United States of America.  The cost, direction and limits of this relocation benefit will be determined under the applicable relocation plan; provided that, in no event will the relocation benefit be available for expenses incurred beyond the end of the second calendar year following the calendar year of the Employee’s Termination of Employment (and in no event will reimbursement occur later than the end of the third calendar year following the calendar year of the Employee’s Termination of Employment).  An Employee will be considered to have relocated on the date on which he/she has actually physically relocated to a new location.  Proof of a rental or lease agreement or of an Offer of Purchase for property in the new location may be required.

IV.                                 Outplacement Services

An Employee who has a Termination of Employment due to a RIF will receive, at the Employer’s expense, professional outplacement services.  The cost, duration and content of these services shall be determined by the Employer and may be modified from time to time without notice to the general Employee population; provided that, in no event will outplacement services extend beyond the end of the second calendar year following the calendar year of the Employee’s Termination of Employment (and in no event will reimbursement occur later than the end of the third calendar year following the calendar year of the Employee’s Termination of Employment).

The Employee will not be required to sign a Waiver and Release as a condition to receiving such outplacement services.  An Employee who has a Voluntary Termination after receiving Written Notice of Termination, but before the Termination of Employment date specified in the Notice, will receive no additional outplacement services.

No other benefits are available under this Schedule A on account of an Employee’s Termination of Employment.